Exhibit 10.37

AMENDMENT TO

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT, dated November 11, 2008, is by and between ZOLL MEDICAL CORPORATION, a Massachusetts corporation (the “Company”), and A. Ernest Whiton (the “Executive”).

WHEREAS, the Company and the Executive entered into an amended and restated executive severance agreement effective as of April 1, 2002 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. Section 2(a) of the Agreement is hereby amended by replacing the phrase “25% or more” with the following:

“more than 50%”

2. Section 2(b) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“the date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or”

3. Section 2(c) of the Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“the consummation of a transaction by the Company involving: (A) any consolidation or merger of the Company or any Subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.”

4. Section 2 of the Agreement is hereby further amended by replacing the phrase “25% or more” in the two places it appears in the last paragraph of such section with the following:

“more than 50%”

5. Section 3 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“TERMINATING EVENT. A “Terminating Event” shall mean Executive’s first “separation from service” (within the meaning of Section 409A of the Code) that occurs in connection with or subsequent to a Change in Control (as defined in Section 2) and that occurs in connection with or subsequent to any of the events provided in this Section 3:

(a) termination by the Company of the Executive’s employment with the Company for any reason other than (A) a willful act of dishonesty by the Executive with respect to any material matter involving the Company or any subsidiary or affiliate; or (B) conviction of the Executive of a crime involving moral turpitude; or (C) the gross or willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than such failure after Executive gives notice of termination), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or (D) the failure by the Executive to perform his full-time duties with the Company by reason of his death, disability or retirement; provided, however, that a Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control. For purposes of clauses (A) and (C) of this Section 3(a), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and its subsidiaries and affiliates. For purposes of clause (D) of this Section 3(a), Section 6 and Section 8(b) hereof, “disability” shall mean the Executive’s incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months if the Company shall have given the Executive a Notice of Termination and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of his duties. For purposes of clause (D) of this Section 3(a) and Section 6, “retirement” shall mean termination of the Executive’s employment in accordance with the Company’s normal retirement policy, not including early retirement, generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to the Executive with the Executive’s express written consent; or

(b) termination by the Executive of the Executive’s employment with the Company for any reason.”

6. The Agreement is hereby amended by adding a new Section 18 immediately after Section 17 thereof as follows:

“18. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

With respect to any fees, expenses and taxes that Executive may otherwise be entitled to reimbursement under this Agreement, Executive shall provide evidence of such reimbursable expenses to the Company within 30 days of incurring such expenses and the Company shall reimburse the Executive for such expenses within 30 days of receiving such evidence.”

7. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ZOLL MEDICAL CORPORATION
By:	/s/ Richard A. Packer
Name:	Richard A. Packer
Title:	Chief Executive Officer

/s/ A. Ernest Whiton
A. Ernest Whiton